For immediate release Financial Contact: Sarah Cook Knowles Investor Relations Email: Investorrelations@knowles.com Knowles Appoints Jason Cardew to its Board of Directors ITASCA, Ill., June 18, 2024 — Knowles Corporation (NYSE: KN), a leading global supplier of high performance components and solutions, including capacitors and radio frequency (“RF”) filters, advanced medtech microphones and balanced armature speakers, and MEMS microphones for the consumer electronics market, today announced the appointment of Jason Cardew as an independent director to the Company’s Board of Directors. His appointment expands the Board to 10 directors. Mr. Cardew has over 30 years of experience at Lear Corporation, a global automotive technology leader in seating and electrical distribution systems and related electronics components, where he currently serves as Senior Vice President and Chief Financial Officer, a position he has held since 2019. As Chief Financial Officer, he is responsible for Lear's global financial strategy and financial activities and also oversees Lear’s information technology function worldwide. Prior to his current role, Mr. Cardew held various operational and commercial finance leadership positions at Lear, including serving as Vice President, Finance – Seating and E-Systems from 2018 to 2019; Vice President, Finance – Seating, from 2012 to 2018; Interim Chief Financial Officer, from 2011 to 2012; and Vice President, Financial, Planning and Analysis, from 2010 to 2011. “We are delighted to welcome Jason to Knowles’ Board of Directors. His extensive executive, financial and leadership experience at a large, global manufacturer such as Lear Corporation and his insights into the automotive OEM market will benefit Knowles as we continue to focus on higher value solutions and markets to enhance shareholder value,” said Don Macleod, chairman of the board of Knowles. Mr. Cardew will also serve as a member of the Audit Committee of Knowles’ Board of Directors. About Knowles Knowles is a market leader and global provider of high performance capacitors and radio frequency ("RF") filtering products, and advanced micro-acoustic microphones and balanced armature speakers, audio solutions, serving the medtech, defense, consumer electronics, electric vehicle, industrial, and communications markets. Knowles' focus on the customer, combined with unique technology, proprietary manufacturing techniques, and global operational expertise, enables us to deliver innovative solutions across multiple applications. Founded in 1946 and headquartered in Itasca, Illinois, Knowles is a global organization with employees in over a dozen countries. The Company continues to invest in high value solutions to diversify its revenue and increase exposure to high growth markets. For more information, visit knowles.com.